Exhibit 5.1

599 LEXINGTON AVENUE | NEW YORK | NY | 10022-6069
WWW.SHEARMAN.COM | T +1.212.848.4000 | F +1.212.848.7179

February 27, 2012

Ceres, Inc.
1535 Rancho Conejo Boulevard
Thousand Oaks, CA 91320

Ladies and Gentlemen:

We are acting as counsel for Ceres, Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 3,881,155 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), that may be delivered from time to time pursuant to the Company’s 2011 Equity Incentive Plan, 2010 Stock Option/Stock Issuance Plan and 2000 Stock Option/Stock Issuance Plan (together, the “Plans”).

In connection with the foregoing, we have reviewed original or copies identified to our satisfaction of the following documents:

(a)	The Registration Statement;

(b)	The certificate of incorporation and by-laws of the Company, in each case as amended to date; and

(c)
Originals or copies of such other corporate records of the Registrant, certificates of public officials and of officers of the Registrant, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Our opinion set forth below is based on the text of the Plans as referenced in the Exhibit Index to the Registration Statement.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that authorized but not previously issued Shares which may be delivered under the Plans have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the Plans and (b) paid for in full in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Shearman & Sterling LLP